 Recent Developments
Hurricane Wilma

     On December 1, 2005, we announced that, based on current loss reports and estimates, we expect that pre-tax net losses arising from Hurricane Wilma will be approximately $225 million. These losses are expected to be $90 million and $135 million from our insurance and reinsurance segments, respectively. After taking into account net reinstatement premiums and tax effects, we estimate net losses due to this catastrophe will be approximately $210 million and will adversely affect our fourth quarter and full year results.

     In addition, based on current loss reports and estimates, we also reaffirmed our overall loss estimates previously established for Hurricanes Katrina and Rita.

     Our loss estimates for Hurricanes Katrina, Rita and Wilma are based upon a review of contracts we believe are exposed to these events, loss reports received from brokers and cedants, industry loss models and management’s best judgment. In particular, we expect that the loss adjustment processes for Hurricanes Katrina and Rita will be protracted due to the complexity and scale of these events. Our loss estimates for these three hurricanes involve the exercise of considerable judgment and are accordingly subject to revision. Actual losses may differ materially from these estimates.

     On December 1, 2005, we announced that in January 2006, management intends to recommend to our Board of Directors a reduction in the quarterly dividend payable on our Class A Ordinary Shares to $0.38 per ordinary share.

Recent Ratings Downgrades

     On November 28, 2005, Standard & Poor’s Ratings Services lowered its counterparty credit and financial strength ratings on our core operating companies to “A+” from “AA-” and removed them from CreditWatch with negative implications, where they were placed on September 20, 2005. At the same time, Standard & Poor’s lowered our counterparty credit ratings and the counterparty credit ratings of our core group holding companies, X.L. America, Inc. and NAC Re Corporation, to “A-” from “A” and removed us and them from CreditWatch negative. The outlook on all these companies is stable.

     On November 22, 2005, Moody’s Investors Service downgraded our senior debt rating to A3 from A2 and downgraded the insurance financial strength ratings of our leading insurance operating subsidiaries, including XL Insurance (Bermuda) Ltd to Aa3 from Aa2. In addition, the insurance financial strength ratings of our leading reinsurance operating subsidiaries, including XL Re Ltd, were confirmed at Aa3.

Winterthur International

     On November 23, 2005, we received a draft actuarial report from the independent actuary in connection with our post-closing protection for adverse development of net loss and unearned premium reserves relating to our acquisition of certain Winterthur International insurance operations from Winterthur Swiss Insurance Company (“WSIC”) in 2001.

     The independent actuary’s draft report indicates that the independent actuary has determined that WSIC’s submitted Seasoned Net Reserve Amount (“SNRA”) and Net Premium Receivable Amount (“NPRA”) are closest to the independent actuary’s determinations of SNRA and NPRA. These determinations, if made final as described further below, would result in us receiving a net lump sum payment in the amount of approximately $575 million (including interest receivable) from WSIC.

     The independent actuary has indicated to the parties that he intends his draft report to be final absent manifest errors. The parties have been advised by the independent actuary that he will revise the draft report for any manifest errors brought to his attention by the parties and finalize the report by December 5, 2005 (after the close of regular market hours on the NYSE). The independent actuary’s report and the determinations therein become final on such date under the terms of the Sale and Purchase Agreement, as amended, between XL Insurance (Bermuda) Ltd and WSIC (the “SPA”). Under the terms of the SPA, the amounts due to us as described above are payable within five business days of the independent actuary’s report becoming final. Accordingly, absent manifest errors in the draft report as described above, an aggregate of approximately $575 million (including interest as described above) will be due to us from WSIC by December 12, 2005.

     If the draft report is finalized in the time period described above, we would expect to record a loss of approximately $830 million in the fourth quarter of 2005 relating to the independent actuarial process.